Exhibit 99.1

News Release

Contacts: Chip Swearngan, Metavante (media)

414-357-3688, chip.swearngan@metavante.com

Kirk Larsen, Metavante (investors)

414-357-3553, kirk.larsen@metavante.com

METAVANTE ANNOUNCES THIRD QUARTER RESULTS

•	Revenue growth of 4 percent for the quarter; 7 percent year to date

•	Segment operating margins expanded 1.8 points in the quarter; 1.3 points year to date

•	EPS of $0.29; cash EPS of $0.35

•	Now expect to exceed full year 2008 EPS guidance

MILWAUKEE, Oct. 28, 2008 – Metavante Technologies, Inc. (NYSE:MV) today reported third quarter 2008 revenue of $424.5 million, up 4 percent compared to $406.9 million in the third quarter of 2007. Organic growth was 4 percent, driven by higher transaction volumes in the payment businesses.

Segment operating income for the third quarter of 2008 was $123.3 million, an increase of 11 percent compared to the third quarter of 2007. Segment operating margin for the third quarter of 2008 improved to 29 percent, an increase of 1.8 percentage points compared to the third quarter of 2007.

Net income for the third quarter of 2008 was $35.1 million, or $0.29 per share. Cash net income for the third quarter of 2008 was $41.6 million, or $0.35 per share. Cash provided by operating activities for the first nine months of 2008 was $220.7 million. Free cash flow for the first nine months of 2008 was $123.5 million. Comparison of these financial metrics to prior year results is not meaningful due to the significantly different capital structure of the company prior to the separation from Marshall & Ilsley Corporation in November 2007.

Commenting on the results, Frank R. Martire, president and chief executive officer, said, “We again demonstrated the strength of our business model and our ability to execute by delivering solid financial results. The combination of organic revenue growth and diligent cost discipline allowed us to improve profitability while continuing to invest in new technologies and product enhancements.”

Cash net income (including per share amounts) and free cash flow are non-GAAP financial measures. These measures should not be considered substitutes for GAAP measures. See the attachments to this release under “Non-GAAP Financial Measures” for an explanation of these measures and reconciliations to GAAP financial measures.

Financial Solutions Group (FSG)

Metavante’s Financial Solutions Group (FSG) offers a comprehensive suite of technology and business services that are critical to a financial institution’s ability to attract, expand, and service existing and prospective customers.

(more)

FSG’s third quarter 2008 revenue was $167.5 million, an increase of 1 percent compared to $166.5 million in the third quarter of 2007. FSG’s revenue for the first nine months of 2008 was $495.8 million, an increase of 5 percent compared to $473.8 million for the first nine months of 2007.

Segment operating income for the third quarter of 2008 was $41.2 million compared to $36.7 million in the third quarter of 2007. The increase in segment operating income was primarily due to revenue mix, which more than offset price compression and increased investment in product development. Segment operating margin was 24.6 percent in the third quarter of 2008 compared to 22.0 percent in the third quarter of 2007.

Payment Solutions Group (PSG)

Metavante’s Payment Solutions Group (PSG) offers one of the industry’s most comprehensive suites of payment products and services, including credit, debit and prepaid debit card management, a national payments network in NYCE, as well as specialized solutions to facilitate government and healthcare payments.

PSG’s third quarter 2008 revenue was $256.9 million, an increase of 7 percent compared to $240.4 million in the third quarter of 2007. PSG’s revenue for the first nine months of 2008 was $778.1 million, an increase of 9 percent compared to $716.1 million for the first nine months of 2007.

Segment operating income for the third quarter of 2008 was $82.1 million compared to $74.0 million in the third quarter of 2007. The increase in segment operating income was driven by the benefit of cost actions taken in the Image business in the fourth quarter of 2007 and operating leverage in other business units. Segment operating margin was 32.0 percent in the third quarter of 2008 compared to 30.8 percent in the third quarter of 2007.

Corporate/Other

Corporate/other expenses in the third quarter of 2008 were $33.9 million. This includes $4.8 million of unrealized losses on equity warrants in Temenos Group AG and higher professional services expenses.

Interest Expense

Interest expense in the third quarter of 2008 was $19.6 million higher than the third quarter of 2007 as a result of borrowings incurred in connection with the separation from Marshall & Ilsley Corporation in November 2007.

Income Taxes

The effective tax rate in the third quarter of 2008 was 38.1 percent compared to 37.3 percent in the third quarter of 2007. The increase in the effective tax rate is primarily due to the expiration of the research and development tax credit for federal tax purposes.

The full year 2008 effective tax rate, however, is expected to be approximately 37%, consistent with the company’s previous guidance. This expectation reflects the October 2008 extension of the research and development tax credit for federal purposes.

Outlook

The company now expects to be at the high end of its organic revenue growth guidance range and to exceed the diluted earnings per share and diluted cash earnings per share guidance ranges.

Commenting on the outlook, Martire added, “As we close in on another successful year in 2008 and begin the planning process for 2009, we remain focused on two things: helping our clients navigate a tough economic environment and achieving optimal financial performance for Metavante. For our clients, we will respond quickly to their tactical business needs, provide consistent service delivery, and continue to proactively develop technology that will enable their strategic and competitive objectives. For Metavante, we will sell aggressively, drive cost productivity, and build contingency plans that allow us to adapt to various rates of growth. The combined strength of a high recurring revenue business model, our diverse and loyal client base, and our exceptionally capable team gives me confidence that we can continue to deliver solid performance even in this economic down cycle.”

The company’s guidance ranges provided in April 2008 and its current outlook are outlined below:

	April 2008 Guidance	Current Outlook
• Organic revenue growth	4% to 6%	~6%
• Diluted earnings per share	$1.15 to $1.20	>$1.20
• Diluted cash earnings per share	$1.36 to $1.41	>$1.41

Conference Call

A conference call to discuss our financial results will take place today at 8:30 a.m. EDT. The call will be webcast and accessible on the investor relations section of Metavante’s website at (www.metavante.com). The accompanying slides will also be available on Metavante’s website. A replay of the audio will be available on the website following the call and accessible through November 28, 2008.

About Metavante

Metavante Technologies, Inc. (NYSE:MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to over 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, business transformation services, and payment network solutions including the NYCE® Network, a leading ATM/PIN debit network. Metavante (www.metavante.com) is headquartered in Milwaukee.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression, and can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “should” or words of similar importance. Statements that describe our objectives or goals are also forward-looking statements. The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. The factors that may affect our results include, among others, our debt level, restrictions and limitations in our credit facilities, our competitive industry, changes in customer demand for our products or services, disruptions and instability in the credit and financial markets, economic recession, general changes in economic conditions, risks of damage to our data centers or associated infrastructure, additional costs and requirements associated with our public company status, foreign currency fluctuations, intellectual property risks, effect of regulation on our business, network and operational risks, loss of significant customers and customer consolidation risks, risks associated with future acquisitions, and other factors discussed in Metavante’s Annual Report on Form 10-K under the heading “Risk Factors”, and other filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. Readers are cautioned not to place undue reliance upon forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof.

Metavante and NYCE are registered trademarks of Metavante Corporation,

which is the principal subsidiary of Metavante Technologies, Inc.

Metavante Technologies, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$424,474	$406,913	$1,273,866	$1,189,889

Expenses:
Cost of processing and services	274,757	270,318	834,946	788,331
Selling, general, and administrative	66,923	49,045	186,449	163,128
Transaction costs	—	1,443	—	2,343

Total expenses	341,680	320,806	1,021,395	953,802

Income from operations	82,794	86,107	252,471	236,087

Other non-operating items:
Interest expense, net	(25,196)	(5,621)	(78,024)	(19,669)
Other, net	(914)	(529)	(1,578)	6,545

Income before income taxes	56,684	79,957	172,869	222,963
Income tax provision	21,578	29,796	65,891	80,666

Net income	$35,106	$50,161	$106,978	$142,297

Cash net income	$41,615	$55,464	$126,715	$157,930

Diluted earnings per share - GAAP	$0.29		$0.89

Diluted cash earnings per share	$0.35		$1.06

Average diluted shares	120,199		120,078

Metavante Technologies, Inc.

Summary Sales and Earnings Information

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Financial Solutions Group	$167,545	$166,474	$495,752	$473,791
Payment Solutions Group	256,929	240,439	778,114	716,098

Total revenue	$424,474	$406,913	$1,273,866	$1,189,889

Segment operating income:
Financial Solutions Group	$41,158	$36,672	$115,900	$115,889
Payment Solutions Group	82,108	74,027	244,539	205,564

Total segment operating income	123,266	110,699	360,439	321,453

Corporate/other	(33,909)	(19,668)	(87,200)	(58,585)
Acquisition intangible amortization	(7,477)	(7,084)	(22,346)	(20,960)
Transaction-related costs	—	1,631	—	724
Interest expense, net	(25,196)	(5,621)	(78,024)	(19,669)

Income before income taxes	56,684	79,957	172,869	222,963
Income tax provision	21,578	29,796	65,891	80,666

Net income	$35,106	$50,161	$106,978	$142,297

Metavante Technologies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$234,971	$185,528
Restricted funds	314,657	386,250
Accounts receivable, net	122,137	127,859
EFD processing receivables	60,186	110,788
Unbilled revenues	109,473	109,632
Deferred income taxes	37,726	37,638
Other current assets	49,122	55,813

Total current assets	928,272	1,013,508

Capitalized software and conversions, net	251,419	232,743
Premises and equipment, net	131,585	138,040
Goodwill and other intangibles, net	1,599,775	1,560,141
Other assets	153,111	155,567

Total	$3,064,162	$3,099,999

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,500	$13,164
Accounts payable	19,974	23,754
Accrued compensation and related benefits	43,251	48,048
Accrued expenses	159,891	180,956
Payments held for third party remittance	314,179	383,851
Deferred revenues	136,155	160,542
Other current liabilities	9,793	46,142

Total current liabilities	700,743	856,457

Long-term debt	1,723,770	1,736,883
Deferred income taxes	159,283	159,225
Other long-term liabilities	52,875	33,962

Total liabilities	2,636,671	2,786,527
Minority interest	15,141	14,121
Shareholders’ equity	412,350	299,351

Total	$3,064,162	$3,099,999

Metavante Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating Activities:
Net income	$106,978	$142,297
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	111,201	115,509
Deferred income taxes	(522)	(1,245)
Stock-based compensation expense	11,011	4,606
Net loss (gains) related to Firstsource	1,058	(7,039)
Other non-cash items	8,113	4,251
Changes in assets and liabilities - net of acquisitions of businesses and foreign currency adjustments:
Accounts receivable	9,721	(11,751)
EFD processing receivables	50,662	(2,326)
Unbilled revenues	250	4,694
Accounts payable and accrued liabilities	(25,151)	25,107
Deferred revenues	(25,901)	12,286
Other assets and liabilities	(26,751)	(694)

Net cash provided by operating activities	220,669	285,695

Investing Activities:
Capital expenditures	(97,176)	(103,677)
Change in restricted cash	71,593	75,752
Acquisitions - net of cash acquired	(69,788)	(48,196)

Net cash used for investing activities	(95,371)	(76,121)

Financing Activities:
Repayment of debt and capital lease obligations	(8,777)	(241)
Proceeds from the exercise of stock options	2,953	—
Change in payments held for third party remittance	(69,672)	(63,185)
Proceeds from stock purchase right	655	—

Net cash used for financing activities	(74,841)	(63,426)

Effect of exchange rate changes on cash and cash equivalents	(1,014)	—

Change in cash and cash equivalents	49,443	146,148
Cash and cash equivalents - beginning of period	185,528	344,241

Cash and cash equivalents - end of period	$234,971	$490,389

Metavante Technologies, Inc.

Non-GAAP Financial Measures

Cash Net Income (Including Per Share Amounts)

Metavante’s management defines “cash net income” as net income before (1) the amortization of intangible assets resulting from business acquisitions, net of tax, and (2) stock-based compensation expense, net of tax. Diluted cash earnings per share is calculated by dividing cash net income by the average diluted shares for the respective period. Metavante’s management uses cash net income (including per share amounts) to assess business performance and believes that they are useful for evaluating performance against peer companies within its industry, as well as providing investors additional transparency to a financial measure used by management in its financial and operational decision-making. Metavante’s definition of cash net income (including per share amounts) may differ from definitions used by other companies.

The following is a reconciliation of net income to cash net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$35,106	$50,161	$106,978	$142,297
Add:
Acquisition intangible amortization, net of tax	4,598	4,250	13,743	12,577
Stock-based compensation expense, net of tax	1,911	1,053	5,994	3,056

Cash net income	$41,615	$55,464	$126,715	$157,930

The following is a reconciliation of diluted earnings per share to diluted cash earnings per share:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Diluted earnings per share - GAAP	$0.29	$0.89
Add:
Acquisition intangible amortization, net of tax	0.04	0.12
Stock-based compensation expense, net of tax	0.02	0.05

Diluted cash earnings per share	$0.35	$1.06

Metavante Technologies, Inc.

Non-GAAP Financial Measures (continued)

Free Cash Flow

Metavante’s management defines “free cash flow” as cash provided by operating activities less capital expenditures. Metavante’s management believes that free cash flow provides useful information to investors regarding Metavante’s ability to generate cash from business operations that is available for acquisitions and other investments, and debt service. Metavante’s definition of free cash flow may differ from definitions used by other companies.

The following is a reconciliation of cash provided by operating activities to free cash flow (in thousands):

Nine Months Ended September 30, 2008
Cash provided by operating activities	$220,669
Less capital expenditures:
Premises and equipment	(17,541)
Software and conversions	(79,635)

Free cash flow	$123,493

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